Registration No. 333-289016

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated July 29, 2025

(To Prospectus Dated July 29, 2025)

The Sherwin-Williams Company

Pricing Term Sheet

$500,000,000 4.300% Senior Notes due 2028 (the “2028 Notes”)

$500,000,000 4.500% Senior Notes due 2030 (the “2030 Notes”)

$500,000,000 5.150% Senior Notes due 2035 (the “2035 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB+

Pricing Date:	July 29, 2025

Settlement Date**:	July 31, 2025 (T+2)

Maturity Date:	2028 Notes: August 15, 2028 2030 Notes: August 15, 2030 2035 Notes: August 15, 2035

Principal Amount:	2028 Notes: $500,000,000 2030 Notes: $500,000,000 2035 Notes: $500,000,000

Benchmark Treasury:	2028 Notes: UST 3.875% due July 15, 2028 2030 Notes: UST 3.875% due June 30, 2030 2035 Notes: UST 4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	2028 Notes: 100-03 3⁄4 / 3.832% 2030 Notes: 99-27 3⁄4 / 3.904% 2035 Notes: 99-10+ / 4.334%

Spread to Benchmark Treasury:	2028 Notes: 47 bps 2030 Notes: 62 bps 2035 Notes: 82 bps

Yield to Maturity:	2028 Notes: 4.302% 2030 Notes: 4.524% 2035 Notes: 5.154%

Coupon:	2028 Notes: 4.300% 2030 Notes: 4.500% 2035 Notes: 5.150%

Public Offering Price:	2028 Notes: 99.992% of the principal amount 2030 Notes: 99.891% of the principal amount 2035 Notes: 99.966% of the principal amount

Par Call Date:

2028 Notes: July 15, 2028 (the date that is one month prior to the maturity date of the 2028 Notes)

2030 Notes: July 15, 2030 (the date that is one month prior to the maturity date of the 2030 Notes)

2035 Notes: May 15, 2035 (the date that is three months prior to the maturity date of the 2035 Notes)

Optional Redemption:

Make Whole Call: Prior to the applicable Par Call Date, we may redeem the applicable series of Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (x) in the case of the 2028 Notes, 10 basis points, (y) in the case of the 2030 Notes, 10 basis points or (z) in the case of the 2035 Notes, 15 basis points, in each case less

(b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call: On or after the applicable Par Call Date, we may redeem the applicable series of Notes, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

Interest Payment Dates:

2028 Notes: February 15 and August 15, commencing February 15, 2026

2030 Notes: February 15 and August 15, commencing February 15, 2026

2035 Notes: February 15 and August 15, commencing February 15, 2026

CUSIP:	2028 Notes: 824348 BU9 2030 Notes: 824348 BV7 2035 Notes: 824348 BW5

ISIN:	2028 Notes: US824348BU98 2030 Notes: US824348BV71 2035 Notes: US824348BW54

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	ING Financial Markets LLC KeyBanc Capital Markets Inc. RBC Capital Markets, LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Goldman Sachs & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The closing will occur on July 31, 2025, which will be more than one U.S. business day after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes, the 2030 Notes or the 2035 Notes (collectively, the “Notes”) prior to the business day immediately preceding July 31, 2025, will be required, by virtue of the fact that the Notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Notes during such period should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146 and J.P. Morgan Securities LLC at 1-212-834-4533.